SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2003
FILE NUMBER 811-08697
SERIES NO.: 3



74U.  1.  Number of shares outstanding (000's Omitted)
          Class A Shares         9,751
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B Shares         9,039
          Class C Shares         3,067


74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares        $ 8.04
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares        $ 7.84
          Class C Shares        $ 7.84